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 EXHIBIT 11.1

                       HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                           EARNINGS PER SHARE DISCLOSURE
                   For the six month period ended June 30, 1999
                               (Dollars in thousands)

                                                 Income       Shares       Share
                                               (Numerator)  (Denominator)  Amount
                                               -----------  -------------  ------

  Basic Earnings Per Share:
   Net loss                                      $2,592        67,663      $0.04
  Effect of Dilutive Securities:
   Stock options in the money                         -         4,007          -               -
  Buyback of shares at average price of $1.65         -        (2,676)         -
                                                 ------        ------      -----
   Net effect of stock options                        -         1,331          -
                                                 ------        ------      -----
  Diluted Earnings Per Share:
   Net income                                    $2,592        68,994      $0.04
                                                 ======        ======      =====

Options to purchase 765,000 shares of common stock at $1.65 per share were outstanding at June 30, 1999 but were not included in the computation of diluted EPS as the excercise price did not exceed market value at the end of the period.
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